ASSET PURCHASE AGREEMENT

               THIS ASSET PURCHASE AGREEMENT (the "Agreement") entered into as of the 5th day of June, 2000 between JUST-RITE SUPPLY, INC.,a Florida corporation, IMPERIAL INDUSTRIES, INC., a Delaware corporation, A & R SUPPLY OF MISSISSIPPI, INC., a Mississippi corporation, A & R SUPPLY OF HATTIESBURG, INC., a Mississippi corporation, DENNIS L. ROBERTSON, SR., RONALD A. JOHNSON and RICHARD WILLIAMSON.

                                 R E C I T A L S
                                 ---------------

               A. The Companies are distributors of building materials for sale to building materials dealers and others located primarily in Mississippi;

               B. Buyer desires to purchase certain of the Companies' assets and the Companies desire to sell such assets, upon the terms and subject to the conditions set forth herein.

               C. Shareholders, in the aggregate own 100% of the outstanding capital stock of the Companies, and will receive a direct benefit from the consummation of the transactions contemplated herein;

               D. Shareholders and the Companies desire to make certain representations, warranties and agreements in connection with this Agreement and also to prescribe various conditions to the Agreement.

               NOW, THEREFORE, in consideration of the premises and the mutual benefits to be derived therefrom and of the respective mutual covenants and agreements hereinafter set forth and such other good and valuable consideration, the adequacy and receipt of which is hereby acknowledged, the parties hereto do hereby agree as follows:

                             ARTICLE I - DEFINITIONS
                             -----------------------

               All capitalized terms used in this Agreement are used as defined in this Article I or elsewhere in this Agreement.

               1.1 Affiliate - shall mean with respect to any party to this Agreement, any entity or individual directly or indirectly controlling or controlled by or under the direct or indirect common control with such party. For purposes of this Agreement "control" means the power to direct the management and policies of such entity or individual, directly or indirectly, whether through ownership of voting securities or otherwise.

               1.2 Acquired Assets - shall have the meaning set forth in Section 2.1.

               1.3 Assumed Liabilities - shall have the meaning set forth in
Section 2.5 herein.

               1.4 Buyer - shall mean JUST-RITE SUPPLY, INC.,a Florida corporation.

               1.5 Code - shall mean the Internal Revenue Code of 1986, as amended and the rules and regulations promulgated thereunder.

               1.6 Closing Date - shall mean June ___, 2000, or such other date as may be agreed upon in writing by all parties hereto.

               1.7 Collateral Agreements - shall mean and include any and all agreements, instruments, certificates or documents required or expressly provided for in this Agreement to be executed and delivered in connection with the transaction contemplated by this Agreement.

               1.8 Companies - shall mean A & R SUPPLY OF MISSISSIPPI, INC., a Mississippi corporation and A & R SUPPLY OF HATTIESBURG, INC., a Mississippi corporation.

               1.9 Contracts - shall mean and include any and all contracts, agreements, understandings, arrangements, leases, licenses, registrations, authorizations, easements, servitudes, rights of way, mortgages, bonds, notes, guaranties, liens, indebtedness, approvals, or other instruments or undertaking to which such person is a party or to which or by which such person or the property of such person is subject or bound.

               1.10 Damages - shall mean any and all damages, liabilities, obligations, penalties, fines, judgments, claims, deficiencies, losses, costs, expenses and assessments, including all attorneys' fees and costs, and interest accruing on such Damages.

               1.11 Disclosure Schedule - - shall mean the Disclosure Schedule prepared by Shareholders and the Companies in accordance with the provisions of this Agreement.

               1.12 Effective Date - shall mean May 1, 2000.

               1.13 Environmental Claim - shall mean any investigation, notice, violation, demand, allegation, action, suit, injunction, judgment, order, consent, decree, penalty, fine, lien, proceeding, or claim (whether administrative, judicial or private in nature) arising (a) pursuant to, or in connection with, an actual or alleged violation of any Environmental Law, (b) in connection with any Hazardous Material, or actual or alleged Hazardous Material Activity, (c) from any abatement, removal, remedial, corrective or other response action in connection with a Hazardous Material, Environmental law or other order of a Governmental Authority, or (d) from any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.

               1.14 Environmental Law - shall mean any current or future legal requirement pertaining to (a) the protection of health, safety and the indoor or outdoor environment, (b) the conservation, management or use of natural resources and wildlife, (c) the protection or use of surface water and groundwater, (d) the management, manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, Release, threatened Release, abatement, removal, remediation or handling of, or exposure to, any Hazardous Material, (e) the management, treatment, disposal or handling of Hazardous Waste, or (f) pollution (including any Release to air, land, surface water, and groundwater), and includes, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. Section 9601, et seq., Solid Waste Disposal Act of 1976 and Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. Section 6901, et seq., Federal Water Pollution Control Act, as amended by the Clean Water Act of 1977, 33 U.S.C. Section 1251, et seq., Clean Air Act of 1966, as amended, 42 U.S.C. Section 7401, et seq., Toxic Substance Control Act of 1976, 15 U.S.C. Section 2601, et seq., Hazardous material Transportation Act, 49 U.S.C. App. Section 1801, et seq., Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. Section 651, et seq., Oil Pollution act of 1990, 33 U.S.C. Section 2701, et seq., Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. Section 11001, et seq., National Environmental Policy Act of 1969, 42 U.S.C. Section 4321, et seq., Safe Drinking Water Act of 1974, as amended, 42 U.S.C. Section 300(f), et seq., any similar, implementation or successor law, and any amendment, rule, regulation, order or directive issued thereunder.

               1.15 ERISA - shall mean the Federal Employment Retirement Income Security Act of 1974, as amended.

               1.16 Excluded Assets - shall have the meaning set forth in
Section 2.4.

               1.17 Financial Statements - shall mean the Companies' unaudited consolidated Financial Statements consisting of balance sheets as of March 31, 2000 and 1999 and statements of income, cash flow and stockholders' equity for the year ended March 31, 2000 and 1999 and the notes to the financial statements thereto, all as attached to the Disclosure Schedule.

               1.18 GAAP - shall mean generally accepted accounting principles, consistently applied for financial statements prepared in the United States, as recognized by the American Institute of Certified Public Accountants and the Financial Accounting Standards Board, consistently applied and maintained on a consistent basis throughout the periods indicated.

               1.19 Governmental Authority - shall mean and include any nation, country (including, but not limited to the United States of America) commonwealth, state, territory or possession thereof and any political subdivision of any of the foregoing, including, but not limited to courts, departments, commissions, boards, bureaus, agencies, ministries or other instrumentalities.

               1.20 Hazardous Material - shall mean any substance, chemical, compound, product, solid, gas, liquid, waste, byproduct, pollutant, contaminant, or material which is hazardous or toxic, and includes, without limitation, (a) asbestos, polychlorinated biphyenls and petroleum (including crude oil or any fraction thereof) and (b) any such material classified or regulated as "hazardous" or "toxic" pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund amendments and Reauthorization Act of 1986, 42 U.S.C. Section 9601, et seq., Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and Hazardous an Solid Waste Amendments of 1984, 42 U.S.C. Section 6901, et seq., Federal Water Pollution Control Act, as amended by the Clean Water Act of 1977, 33 U.S.C. Section 1251, et seq., Clean Air Act of 1966, as amended, 42 U.S.C. Section 7401, et seq., Toxic substances Control Act of 1976, 15 U.S.C.
Section 2601, et seq., or Hazardous Materials Transportation Act, 49 U.S.C. App.
Section 1801, et seq.

               1.21 Hazardous Material Activity - shall mean any activity, event or occurrence involving a Hazardous Material, including, without limitation, the manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, Release, threatened Release, abatement, removal, remediation, handling of or corrective or response action to any Hazardous Material.

               1.22 Imperial - shall mean IMPERIAL INDUSTRIES, INC., a Delaware corporation.

               1.23 Imperial Common Stock - shall mean the Common Stock, $.01 par value of Imperial as described in Imperial's Certificate of Incorporation, as presently amended.

               1.24 Intangible Rights - shall mean and include any and all information, trade secrets, patents, copyrights, trademarks, trade names and other intangible properties that are necessary or customarily used by the Companies in the operation of its Business.

               1.25 Material Adverse Effect - shall mean an effect (or circumstance involving a prospective effect) on the business, operations, assets, liabilities, results of operations, cash flows, conditions (financial or otherwise) or prospects of the Companies which is materially adverse to the Business.

               1.26 Ordinary Course of Business - shall mean the conduct and operation of the business of the Companies only in the manner in which it conducted and operated such Business during the twelve months ended March 31, 2000, following its usual and ordinary accounting practices, making ordinary accruals, incurring ordinary liabilities and expenditures, and making ordinary commitments for merchandise, insurance, rentals, and other ordinary Business purposes as reflected in the Financial Statements.

               1.27 Permits - shall mean and include any and all permits, certificates of need, licenses, agencies, orders or contracts granted by any Governmental Authority necessary or used in the operation of the Business as presently conducted.

               1.28 Purchase Price - shall mean the consideration paid by Buyer for the Acquired Assets as specifically set forth in Section 3.1 herein.

               1.29 Release - shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the indoor or outdoor environment, including, without limitation, the abandonment or discarding of barrels, drums, containers, tanks and other receptacles containing or previously containing any Hazardous Material.

               1.30 Shareholders - shall mean DENNIS L. ROBERTSON, SR., RONALD
A. JOHNSON and RICHARD WILLIAMSON.

               1.31 Tax or Taxes - shall mean any federal, state, local or foreign, income, gross receipt, license, payroll, employment, excise, communications, severance, stamp, occupation, premium, windfall profits, environmental, customs, duties, capital stock, franchise profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transaction, transfer, registration, value added, alternative, estimated or other tax of any kind whatsoever, including any interest, penalty or addition thereto.

                    ARTICLE II - SALE AND PURCHASE OF ASSETS
                    ----------------------------------------

               2.1 Sale and Purchase of Assets - On the terms and subject to the conditions of this Agreement, on the Closing Date the Companies shall sell, convey, assign, transfer, and deliver to Buyer, and Buyer shall purchase, acquire, and accept delivery of, the following assets and properties owned by the Companies as of the Closing Date and used by the Companies in its Business:

                       (a) All inventories and other materials, including all inventory in transit or on order and not yet delivered;

                       (b) All supplies, equipment, vehicles, machinery, furniture, fixtures, leasehold improvements and other tangible personal property used by the Companies in the Business, together with any leasehold interest in such personal property;

                       (c) All proprietary knowledge, trade secrets, customer lists, referral lists, contracts, technical information, quality control data, processes (whether secret or not), methods and other similar know how or rights used in the conduct of the Business;

                       (d) The Business as a going concern, together with its franchises, permits, insurance policies, interest in real property leases, licenses, telephone numbers, customer lists, vendor lists, contracts, advertising material and data, restrictive covenants and similar obligations owing to the Companies concerning the Business, together with all books, computer software, files, papers, records, and other data relating to the Business;

                       (e) All other tangible and intangible property used by the Business not included in the Excluded Assets.

The aforesaid assets and properties to be transferred to Buyer hereunder are hereinafter collectively referred to as the "Acquired Assets."

               2.2 Method of Conveyance - The sale, transfer, conveyance, assignment, and delivery by the Companies of the Acquired Assets to the Buyer in accordance with Section 2.1 hereof shall be through the delivery of a duly executed Bill of Sale in form and substance satisfactory to the Buyer conveying title to the personal property included in the Acquired Assets, as well as various assignments of leases, contracts and other matters.

               2.3 No Liens - The Companies shall transfer good and marketable title to the Acquired Assets to Buyer free and clear of all liens, charges, claims, security interests, adverse interests, and encumbrances of any kind whatsoever owed to, owed by, accrued to, or in favor of any person or party whatsoever, except such liens or encumbrances associated with the Assumed Liabilities.

               2.4 Excluded Assets - Notwithstanding anything in this Agreement to the contrary, the following assets shall not be included within the definition of Acquired Assets (collectively, the "Excluded Assets"):

                       (a) Minute books and similar corporate records relating to the existence, structure or equity ownership of the Companies;

                       (b) Shares of capital stock in the Companies;

                       (c) the Companies' accounts receivables;

                       (d) Any and all rights of the Companies created in this Agreement;

                       (e) All claims, refunds, rights of recovery, rights of setoff and rights of recoupment, of any kind with respect to (i) Taxes incurred prior the Closing Date, and (ii) insurance proceeds with respect to Excluded Assets; and

                       (f) all rights to receive mail and other communications addressed to the Companies relating to any of the Excluded Assets or Excluded Liabilities.

               2.5 Assumed Liabilities - On and subject to the terms and conditions of this Agreement, Buyer shall assume the following liabilities of the Companies: various notes and other obligations secured by the Companies' equipment and vehicles in the approximate principal balance of $345,000, all of which are identified on the Disclosure Schedule. In the event the Assumed Liabilities are greater or less than $345,000 such amount shall be adjusted against the cash portion of the Purchase Price

               2.6 Retained Liabilities - Notwithstanding anything herein to the contrary in this Agreement, Buyer shall not assume or be liable for any liabilities of the Company other than the Assumed Liabilities including the following (collectively, the "Retained Liabilities") liabilities of the Business including: (a) the Companies' payroll expenses; (b) the Companies' indebtedness for borrowed money (other than the Assumed Liabilities); (c) any liability of the Companies for Taxes; (d) any liability of the Companies in connection with any employee benefit plan or program including, without limitation, any liability of the Companies under ERISA; (e) any claims by the Companies employees arising out of their employment with the Companies or otherwise; (f) any liability of the Companies under any Federal, state or local law, rule, regulation, ordinance, program or permit relating to health, safety, Hazardous Waste and other Environmental Matters; (g) any breach of warranty, product liabilities or other claims pertaining to any products sold, manufactured or otherwise performed or services rendered prior to the Closing Date, (h) any claims by any Governmental Authority; (i) any of the Companies' or Shareholders' liabilities under this Agreement or any Collateral Agreements; or (i) any liability for services provided by the Companies under any Contract or otherwise, arising prior to the Closing Date. The Companies and Shareholders agree to satisfy and discharge, as the same shall become due, all Retained Liabilities.


               ARTICLE III - PURCHASE PRICE AND METHOD OF PAYMENT
               --------------------------------------------------

               3.1 Purchase Price - As consideration for the Acquired Assets purchased by the Buyer, and subject to compliance by the Companies and Shareholders with their warranties and undertakings contained in this Agreement and any adjustment which may otherwise be required pursuant to the terms of this Agreement, Buyer shall pay the purchase price of $1,814,000, subject to adjustment, as set forth below (the "Purchase Price"):

                       (a) Imperial Common Stock - Imperial shall cause to be issued an aggregate of 400,000 shares of unregistered and previously unissued Imperial Common Stock, all on the terms and the conditions described below as follows:

                                (i) 350,000 shares of Imperial Common Stock to A
& R Supply of Mississippi, Inc.; and

                                (ii) 50,000 shares of Imperial Common Stock to A
& R Supply of Hattiesburg, Inc.

                       (b) Promissory Notes. - issue "Promissory Note" to A & R Supply of Mississippi, Inc. - an unsecured promissory note in the principal balance of $600,000.00 bearing interest at the rate of eight (8%) percent per annum, payable Principal and interest monthly in thirty- six (36) equal installments of principal and interest with the first payment due one hundred twenty (120) days following the Closing and equal payments on the same day of each month thereafter. Accrued interest from the Closing Date through the date of the first payment shall be paid on the date of the first payment of principal and interest. The Promissory Note would be in substantially in the form attached to the Disclosure Schedule. Buyer would have the right to prepay the principal on the Promissory Note, in full or in part at any time without penalty.

                       (c) Assumed Liabilities - an aggregate of $345,000 as provided in Section 2.5 herein, with any increase or decrease of such Assumed Liabilities adjusted against the cash portion of the Purchase Price payable in accordance with Section 3.1(d) herein.

                       (d) Cash - the balance of the Purchase Price shall be paid in cash with fifty (50%) percent of such amount to be paid on the Closing Date and the balance payable at the end of thirty (30) days following the Closing Date. The cash portion of the Purchase Price shall be payable to A & R Supply of Mississippi, Inc. minus $150,000.00 payable to A & R Supply of Hattiesburg, Inc. The proceeds payable to A & R Supply of Hattiesburg, Inc. shall be part of the portion payable at closing.

               3.2 Adjustments to Purchase Price The cash portion of the Purchase Price shall be adjusted in accordance with the provisions contained herein.

                       (a) In the event that the Assumed Liabilities exceed $345,000 as of the Effective Date, the difference between the Assumed Liabilities and $345,000 shall be deducted from the Purchase Price and shall reduce the cash portion.

                       (b) The Purchase Price shall be further adjusted based upon the value of the inventory of the Companies being acquired. Buyer and the Companies shall conduct a physical inventory immediately prior to the Effective Date. The inventory shall be valued at the lesser of cost or market. To the extent that the value of the good and saleable inventory as of the Effective Date is less than $689,000, the difference shall be deducted from the Purchase Price and shall reduce the cash portion. In the event that the value of the good and saleable inventory is greater than $689,000, the Purchase Price shall be increased by the excess and shall be paid to the Companies in cash in the same proration as set forth above in Section 3.1(d). The parties agree that any inventory that is not judged to be good and salable or obsolete by the Buyer in its reasonable judgement, shall not be sold to the Buyer and will not be calculated in the value of the inventory above.

                       (c) The Purchase Price shall be further reduced by any accounts receivables generated by the Business after the Effective Date and until the Closing Date, which as of the date the sale occurred for such accounts receivable, the account debtor had any invoices then outstanding which were aged in excess of sixty (60) days from the date of such sale. In the event such accounts receivables are thereafter collected by Buyer, such amounts, without interest, shall be paid to the Companies within thirty (30) days of such collection

               3.3 Effective Date - The operation of the Acquired Assets, the cash income and expenses attributable thereto up to 12:01 A.M. on the Effective Date shall, except as otherwise expressly provided elsewhere in this Agreement, be for the account of the Companies and after 12:01 A.M. on the Effective Date shall be for the account of Buyer. Expenses such as power and utility charges, lease rents, prepaid expenses, and similar prepaid and deferred items together with payroll expenses for employees, shall be prorated between the Company and Buyer as of the Effective Date. All prorations and adjustments shall be made and paid insofar as feasible on the Closing Date, and if not feasible, no later than thirty (30) days following the Closing Date.

               3.4 Allocation of Purchase Price. The Companies and Buyer shall allocate the Purchase Price among the Acquired Assets and the Assumed Liabilities in accordance with an allocation schedule substantially in the form set forth on Exhibit 3.4. As soon as may be practicable after the Closing, Companies and Buyer shall amend Exhibit 3.4 to reflect any adjustments to the Purchase Price made pursuant to Section 3.4. As soon as may be practicable after the Closing and prior to filing any tax return which includes information related to the transaction contemplated in this Agreement, the Companies and Buyer employing the allocation of the Purchase Price made pursuant to this
Section 3.4 shall prepare mutually acceptable IRS Forms 8594 which they shall use to report the transaction contemplated in this Agreement to the Internal Revenue Service and to all other taxing authorities. Neither the Companies nor Buyer shall take a position in any return, Tax proceeding, tax audit or otherwise inconsistent with such allocation; provided, however, that nothing contained herein shall require the Companies and Buyer to contest any proposed deficiency or adjustment by any taxing authority or agency which challenges such allocation of the Purchase Price, or exhaust administrative remedies before any taxing authority or agency in connection therewith, and the Companies and Buyer shall not be required to litigate before any court (including without limitation the United States Tax Court), any proposed deficiency or adjustment by any taxing authority or agency which challenges such allocation of the Purchase Price. The Companies and Buyer shall give prompt notice to the other of the commencement of any tax audit or the written assertion of any proposed deficiency or adjustment by any taxing authority or agency which challenges such allocation of the Purchase Price.

               3.5 Imperial Receivable. The Companies represents that at April 30, 2000, they owe Imperial and its subsidiaries approximately $121,979.36 for the purchase of products. At the closing, Imperial shall have the right to apply the cash portion of the Purchase Price to payment of any obligations that the Companies owe to Imperial or its subsidiaries as of the closing.

               3.6 Accounts Receivables Collection - Buyer shall use its reasonable efforts to collect all accounts receivables included within the Excluded Assets. To the extent that any such receivables are collected, such amounts shall be payable to the Companies at the end of each month in which collected. The Companies shall have the right to have an independent certified public accountant review the books and records pertaining to the accounts receivables. In the event it is determined from such review that Buyer owes in excess of $10,000 in additional collected accounts receivables , the Buyer shall pay the cost of such review.

               3.7 Right of Set-off. The Promissory Notes will be subject to a right of set-off for any adjustments required to be made to the Purchase Price or in the event the Companies and the Shareholders are required to provide indemnification pursuant to Section 9.5 of this Agreement. The right of set off herein shall not be deemed the exclusive remedy for any breach or claim for indemnification, it being expressly provided that the Buyer and Imperial shall have available to it all rights and remedies available to it under applicable law.

               3.8 Investment Restrictions - All Imperial Common Stock to be acquired by the Companies shall be "Restricted Securities" as that term is defined pursuant to the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "1933 Act"). The Companies hereby represent that the Imperial Common Stock is being acquired for investment purposes only and not with a view to the distribution thereof except as may be permitted by the 1933 Act. Certificates representing Imperial Common Stock when issued shall contain a restrictive legend to the effect that the imperial Common Stock have not been registered pursuant to the 1933 Act or any state having jurisdiction thereof and may not be sold, transferred or otherwise disposed of except in compliance with the 1933 Act or unless Imperial receives an opinion of counsel reasonably satisfactory to it that an exemption from registration is available. A stop transfer order shall be placed on the Imperial Common Stock with Imperial's transfer agent. The Companies agree that for a one year period following the Closing Date, they will not transfer, sell, hypothecate or pledge the Imperial Common Stock received as part of the Purchase Price other than to the Shareholders and only upon receipt from Shareholders of an acknowledgment and agreement of the restrictions on transfer set forth herein.

                              ARTICLE IV - CLOSING
                              --------------------

               4.1 Closing - Subject to the terms and conditions of this Agreement, the Closing shall take place at 9:30 a.m. on the Closing Date, or such other date as is mutually agreed between the parties. The Closing shall take place at the offices of Wallace, Bauman, Legon, Fodiman, Ponce & Shannon, P.A., 1200 Brickell Avenue, Suite 1720, Miami, Florida 33131.

               4.2 Shareholders and Companies Performance at Closing - At or prior to the Closing, Shareholders and the Companies shall deliver, or cause to be delivered, to Buyer:

                       (a) duly executed Bills of Sale;

                       (b) a certificate duly executed by the Shareholders and the president of the Companies to the effect that:

                                (i) all of the representations and warranties
made by the Shareholders and the Companies in this Agreement are true and correct in all material respects as of the Closing Date;

                                (ii) none of the covenants made by the
Shareholders and the Companies in this Agreement have been breached in any material respect as of the Closing Date;

                                (iii) there have been no material adverse
changes in the condition of the Companies since the date of the Financial Statements, whether financial or otherwise, through the Closing Date;

                       (c) all appropriate consents to the transactions contemplated herein, without conditions or limitations,

                       (d) all approvals and consents of all appropriate state regulatory agencies, if any, including all consents to the transfer of ownership of the Acquired Assets;

                       (e) a certified copy of the corporate actions taken by the Companies and their respective shareholders authorizing and approving this Agreement and the transactions contemplated by it;

                       (f) The articles of incorporation of each Company, certified as of a recent date by the Secretary of State of the state under the laws of which such Company is incorporated, and copies of the bylaws of each Company certified as of the Closing Date by the secretary of such Company;

                       (g) Certificates of status or good standing of each Company from the Secretary of State of the states under the laws of which each Company is incorporated, and of each state or other jurisdiction in which each Company is qualified to do business, dated as of a recent date;

                       (h) a certificate of incumbency duly executed by the Companies's secretary;

                       (i) An investment letter in a form acceptable to counsel for Buyer signed by the Companies pertaining to the Imperial Common Stock;

                       (j) execution by Dennis A. Robertson of a mutually acceptable employment agreement, whereby Dennis A. Robertson shall agree to be employed by Buyer, following the Closing;

                       (k) Assignments and/or assumptions of leases for the Gulfport, Hattiesburg and Pascagoula locations as required in Section 7.9 herein, together with any appropriate landlord's waivers as may be requested by the Buyer's lender.

                       (l) an opinion of counsel in form and substance satisfactory to Buyer and its counsel that:

                                (i) The Companies have been duly incorporated
and is validly existing and in good standing under the laws of the State of Mississippi and are duly qualified to do business and are in good standing in each jurisdiction in which the character and location of the properties owned by them or the nature of the business transacted by them makes such qualification necessary.

                                (ii) The Companies and Shareholders have the
full power to conduct their business as presently conducted and to execute and deliver this Agreement and to perform its obligations hereunder;

                                (iii) The Companies and Shareholders, have
authorized the execution, delivery and performance of the Agreement by all necessary corporate and shareholder action.

                                (iv) The execution and delivery of the
Agreement, performance by the Companies and Shareholders of their obligations under the Agreement and the exercise by the Companies and the Shareholders of the rights created by the Agreement do not (i) violate the Companies' respective Articles of Incorporation or by-laws; (ii) constitute a breach of or a default under any agreement or instrument to which the Companies or Shareholders are a party or by which they or their assets are bound, or result in the creation of a mortgage, security interest or other encumbrance upon the assets of the Companies; (iii) violate any judgment, decree or order of any court or administrative tribunal, which judgment, decree or order is binding on the Companies, the Shareholders or their assets; or (iv) violate any Federal or state law, rule or regulation;

                                (v) No further notice, report or other filing or
registration with, and no further consent, approval or authorization of, any Governmental Authority is required to be submitted, made or obtained by the Companies in connection with the execution, delivery and performance of the Agreement;

                                (vi) The Agreement is a valid and binding
obligation of the Companies and the Shareholders enforceable against the Companies and Shareholders;

                                (vii) There are no pending or threatened legal
proceedings, actions, claims, investigations or other proceedings against the Companies or the Shareholders;

                                (viii) The Companies have good and marketable
title to all of the Acquired Assets, free and clear of all liens, mortgages, pledges, conditional sales agreements, security interests, restrictions, judgments, options, charges, claims or encumbrances of any kind.

                                (ix) The instruments of conveyance and
assignment delivered by the Companies to Buyer in accordance with their terms will have vested in Buyer all right, title, and interest to the Acquired Assets;

                                (x) The Companies are in compliance with all
federal, state and local laws regarding the operation of the Business;

                                (xi) The transfer of the Acquired Assets as
contemplated by this Agreement does not require compliance with any statutory provisions relating to the transfer of assets in bulk under any applicable bulk sales laws.

                       (m) Possession of the Acquired Assets and all originals and copies of all agreements, instruments, documents, deeds, books, records, files, tax returns, and other data and information within the possession of the Companies pertaining to the Companies and the Acquired Assets;

                       (n) Letter from the Companies' independent auditors stating that such firm will deliver audited financial statements of the Companies as required by the Agreement no later than July 15, 2000;

                       (o) Any and all assignments or other instruments of conveyance necessary to vest good, marketable and complete title in and to the Acquired Assets in Buyer;

               4.3 Buyer's Performance at Closing - At or prior to Closing, Buyer and Imperial, as the case may be, shall deliver or cause to be delivered to the Companies the following:

                       (a) The cash to close as required in Section 3.1(d) herein, subject to the provisions of Section 3.3 herein;

                       (b) The promissory notes, as required in Section 3.1(b);

                       (c) Certificates representing the Imperial Common Stock issued in the name of the Companies, as required in Section 3.1(c) herein;

                       (d) a certificate executed by an officer of Buyer to the effect that all of the representations and warranties made by Buyer in this Agreement are true and correct as of the Closing Date;

                       (e) written evidence that Buyer's board of directors approved consummation of the transaction; and

                       (f) execution by Buyer of a mutually acceptable employment agreement, whereby Buyer shall agree to employ Dennis A. Robertson, following the Closing;

               4.4 Termination in Absence of Closing -

                       (a) Termination. If by the close of business on the Closing Date, the Closing has not occurred, then any party may thereafter terminate this Agreement by written notice to the other parties hereto, without liability of or to any other party to this Agreement, unless the reason for closing having not occurred is (i) such party's breach of any of its obligations, representations, warranties or covenants or other provisions of this Agreement; or (ii) the failure of such party to perform its obligations hereunder. In such event, the defaulting party shall be liable to all other parties for all Damages incurred by the non-defaulting parties, including but not limited to all expenses, costs and attorney fees incurred in due diligence, negotiation of this Agreement, the drafting of this Agreement and all Collateral Agreements and otherwise representing such non- defaulting parties.

                       (b) Termination by Buyer. This Agreement and the transaction contemplated herein may be terminated and abandoned at any time on or prior to the Closing Date by Buyer, if:

                                (i) any representation or warranty made herein
for the benefit of Buyer or any certificate, schedule or document furnished to Buyer pursuant to this Agreement is untrue; or

                                (ii) the Companies or Shareholders shall have
defaulted in any respect in the performance of any obligation under this Agreement; or

                                (iii) a material adverse change has occurred to
the Companies' financial or business condition.

In the event that Buyer terminates this Agreement in accordance with the provisions contained in this Section 4.4(b), then the Shareholders and the Companies shall be liable to Buyer for all Damages incurred by Buyer including, but not limited to, all expenses, costs and attorney's and accounting fees incurred in the due diligence, negotiation and drafting of this Agreement in contemplation of the transaction contained herein.

                  ARTICLE V - REPRESENTATIONS AND WARRANTIES OF
                  ---------------------------------------------
                         THE COMPANIES AND SHAREHOLDERS
                         ------------------------------

               The Shareholders and the Companies represent and warrant to Buyer and Imperial that the representations and warranties contained in this Article 5 are true and correct as of the date hereof and as of the Closing Date:

               5.1 Organization of Companies - The Companies are corporations duly organized, validly existing and in good standing under the laws of the State of Mississippi. The Companies have the corporate power to own, manage, lease and hold their assets and engage in their businesses where such assets are located, are duly qualified to do business and are in good standing in each jurisdiction in which the character and location of the properties owned by them or the nature of the business transacted by them make such qualification necessary.

               5.2 Capitalization - The Shareholders are the sole shareholders of the Companies as follows:


                                      Mississippi                Hattiesburg
                                        Capital                    Capital
Name                                     Stock                      Stock
----                                  -----------                -----------
Dennis L. Robertson, Sr.                  50%                        50%
Ronald Johnson                            50%
Richard Williamson                                                   50%

There is no other capital stock authorized or issued by the Companies. All shares of each of the Companies' respective common stock presently validly issued and outstanding, are validly issued, fully paid and non-assessable. There are no stockholder agreements, voting trust agreement or any other agreements restricting any of the Companies' common stock. The Companies have not authorized and there is not outstanding at the date hereof, any preferred stock, options, warrants or other rights to purchase any capital stock of the Companies.

               5.3 Corporate Documents - The respective Articles of Incorporation and Bylaws of the Companies attached to the Disclosure Schedule are true and correct as of the Closing Date. The stock and minute books of the Companies that have been made available to Buyer for review contain a complete and accurate record of all shareholders of the Companies and all actions of the shareholders and directors (and any committees thereof) of the Companies.

               5.4 Authority - The Companies and Shareholders have full power and authority to enter into this Agreement and to consummate the transaction contemplated hereby. This Agreement and any Collateral Agreement executed in connection with the Closing constitutes, or upon execution and delivery will constitute, the legal, valid and binding obligations of such parties enforceable in accordance with their terms. No consent of any Federal, state, municipal or other Governmental Authority is required for the execution, delivery or performance of this Agreement.

               5.5 Financial Statements - The Financial Statements attached to the Disclosure Statement are correct and complete and present fairly the consolidated financial condition of the Companies as of the date of such balance sheets and the results of its operations for the periods of such statements of operations and have been prepared on a consistent basis with all prior periods in accordance with generally accepted accounting principles ("GAAP"). Since the date of the Financial Statements, there has been no material adverse change in the assets, liabilities, business, operations or condition, financial or otherwise, of the Companies from that shown on the Financial Statements. The Companies and Shareholders represent that the unaudited Financial Statements and books and records can be audited in accordance with GAAP, without extended auditing procedures and following such audit, would not have any change to the assets, liabilities, net worth or net income as stated in the Financial Statements.

               5.6 Title to Assets - The Disclosure Schedule contains a list of all tangible assets owned by the Companies and related to the Business. The Companies have good and marketable title to all of the personal property included in the Acquired Assets, free and clear of any and all liens, mortgages, pledges, conditional sales assignments, security interests, judgments, options, adverse claims, encumbrances or other restrictions or limitations whatsoever, except as provided in the Disclosure Schedule. The Acquired Assets listed on the Disclosure Schedule represent all of the assets necessary to operate the Business in the same manner as operated prior to the date hereof and for the balance of their estimated useful lives will be suitable and sufficient for the conduct of the Business in the same manner as presently conducted.

               5.7 Liabilities - As of the date hereof, the Companies had no liabilities, fixed or contingent, which are not fully shown or provided for in the Financial Statements or as listed in the Disclosure Schedule. All liabilities of the Companies were incurred in the Ordinary Course of Business.

               5.8 Business - Neither the Companies nor Shareholders have any direct or indirect interest, investment or commitment to purchase any interest or make an investment in any other corporation, partnership, joint venture or other business in which a portion of such operations are in the same industry as the Business.

               5.9 Obligations to Affiliates - Except as set forth on the Disclosure Schedule, the Companies are not a party to any agreement with, and do not owe any amount or have any commitment to, the Shareholders, any Affiliate or any of their respective directors, officers, employees, consultants or affiliates, and none of such persons owe any amounts to the Companies.

               5.10 Title to Real Property - The Companies do not own any real property.

               5.11 Leased Properties -. The Disclosure Schedule identifies each lease (the "Leases") devising to the Companies all leasehold interests in all property (real and personal), entered into by the Companies (the "Leased Properties"). Each Lease so listed is valid, subsisting and fully enforceable in accordance with its terms, and there exists no default thereunder. The Companies have not received any notice, and have no knowledge, of any defaults by the Companies under any lease. The Leased Properties are free and clear of any and all liens, mortgages or restrictions other than as noted in the Disclosure Schedule. No person other than the Companies is in actual possession of any of such Leased Property. The Leased Properties are not subject to any pending or threatened special assessments or threatened condemnation or eminent domain proceedings. All of the buildings, structures, improvements and appurtenances situated on the Leased Properties are in substantially good operating condition and in substantially a good state of repair, ordinary wear and tear excepted. No Hazardous Materials are located on any portion of the Leased Properties. The Leased Properties comply in all material respects with all applicable building and zoning laws, ordinances, codes and regulations and all applicable restrictions or covenants thereby. There are no claims by any Governmental Authority pending or threatened against the Companies or the Leased Properties or pending or threatened against third parties, alleging a violation of any law or any building, zoning or other ordinance, code or regulation affecting the Leased Properties.

               5.12 Employee Benefits Plans -

                       (a) The Companies do not sponsor, maintain or contribute for the benefit of the Companies' employees or have sponsored, maintained or contributed to at any time during the Companies' existence:

                                (i) any employee benefit plan as such term is
defined in Section 3(3) of ERISA, including but not limited to employee benefit plans which are not subject to the provisions of ERISA;

                                (ii) any personnel policy, stock option plan,
collective bargaining agreement, bonus plan or arrangement, incentive award plan or arrangement, vacation policy, severance pay policy or agreement, deferred compensation agreement or arrangement or any other employee benefit plan, agreement, arrangement, program, practice or understanding.

                                (iii) any multi-employer plan with the meaning
of Section 3(37) of ERISA, or a multiple employer plan within the meaning of
Section 413(b) and (c) of the Internal Revenue Code of 1986, as amended.

                       (b) The Disclosure Schedule contains a list of all employee benefit plans, to which the Companies is a party, including health insurance, disability insurance, life insurance or other fringe employee benefit plans. All premiums or payments required thereunder have been paid through the date hereof and cancellation of any such policies will not cause the Companies to incur any penalty as a result thereof.

                       (c) Neither the execution or delivery of this Agreement or the consummation of the transaction contemplated hereby will:

                                (i) entitle any current or former employee of
the Companies to severance pay, unemployment compensation or any similar payment;

                                (ii) accelerate the time of payment or vesting
or cause any increase in the amount of any compensation due to any such employee or former employee; or

                                (iii) directly or indirectly result in any
payment made to or on behalf of any person to constitute a parachute payment within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended.

               5.13 Employee Matters -

                       (a) Except as set forth on the Disclosure Schedule, the Companies are not party to any collective bargaining agreement pertaining to their employees. The Companies are presently, and have at all times been, in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including without limitation the following: The Fair Labor Standards Act ("FLSA"), the Comprehensive Omnibus Budget Reconciliation Act ("COBRA"), the Immigration and Control Act ("IRCA"), the Workers Adjustment and Retraining Notification Act ("WARN"), the Americans with Disabilities Act ("ADA") and such laws respecting employment discrimination, equal opportunity, affirmative action, workers compensation, occupational safety and health requirements and unemployment insurance and related matters.

                       (b) The Companies do not have any (i) controversies between them and their employees, (ii) unresolved labor liens, grievances or organization efforts; or (iii) unfair labor practices or labor arbitration proceedings pending or threatened.

                       (c) None of the Companies are party to any agreement and have not established any policy or practice requiring the Companies to make a payment or provide any other form of compensation or benefit to any person performing services for the Companies upon termination of such services.

                       (d) The Disclosure Schedule sets forth by number and employment classification the number of employees of the Companies as of the date hereof.

               5.14 Employment Practices - The Companies have paid in full to their employees all wages, salaries, commissions, bonuses and other direct compensation for all services performed by them, other than amounts which have not yet become payable in accordance with the Companies' customary practices.

               5.15 Insurance - The Disclosure Schedule contains a list of all policies of insurance owned by the Companies, and the amounts of such coverage of each policy, all premiums on such policies or renewals thereof having been paid. The Companies have previously delivered copies of all such insurance policies and proof of payment of such premiums to the Buyer.

               5.16 Contracts and Commitments - Except as set forth on the Disclosure Schedule, the Companies are not a party to, or bound or affected by any contract, lease, agreement, covenant, license, instrument or commitment (whether written or oral) of any type, including the following:

                       (a) contracts for the employment or compensation of any officer or individual employee, not terminable without further liability at any time:

                       (b) contracts with any labor union;

                       (c) continuing contracts for the future purchase of materials, supplies or equipment, at a cost of $1,000 or more, or to be delivered more than thirty (30) days after the date hereof;

                       (d) continuing contracts for the future provision of their services;

                       (e) distribution or agency contracts, franchise contracts, or advertising commitments, which cannot be terminated without further liability to the Companies upon no more than thirty (30) days' notice;

                       (f) pension, profit sharing, deferred compensation, retirement or stock option or stock purchase plans in effect with respect to officers, employees or others;

                       (g) leases under which they are lessor or lessee;

                       (h) underwriting agreements or agreements with a broker or finder;

                       (i) consulting agreements;

                       (j) contracts for the acquisition of a business, or substantially all of the property, assets, or stock of a business under which there are any continuing or unperformed obligations on the part of any of the parties thereto; or

                       (k) Any other contract, agreement, or commitment involving $1,000 or more or which is not terminable without further liability to the Companies upon no more than thirty (30) days' notice.

There have been delivered to Buyer true and correct copies of each of the Contracts listed in the Disclosure Schedule. All Contracts are valid, binding and in full force and effect and are enforceable in accordance with their terms against all other parties to such Contracts. The Companies have performed all obligations required to be performed by them to date and are not in default in any material respect under any Contract to which they are a party. None of the Contracts were arrived at, or otherwise reflect, less than arms length negotiations or bargaining.

               5.17 Inspection of Records - The Companies have made, or will make, available for inspection by Buyer full and complete information concerning the Companies' customers, suppliers, vendors and all aspects of the Companies' Business, including complete copies of any customer, vendor, or supplier contracts.

               5.18 Inventories - The inventory of the Companies as of the Closing Date shall, in all material respects, consist of items of a quality, condition and quantity consistent with normal inventory levels of the Companies and be useable and saleable in the Ordinary Course of Business for the purposes for which intended. Such inventory is carried on the Companies' books of account in accordance with GAAP, consistently applied. The parties agree that the Buyer shall not purchase any inventory which is not good and saleable or obsolete, as determined in the reasonable judgement by the Buyer.

               5.19 Equipment and Other Tangible Property - The Companies' equipment, furniture, machinery, vehicles, structures, fixtures and other tangible property related to the Business and included in the Financial Statements or as listed in the Disclosure Schedule shall, as of the Closing Date, be in all material respects suitable for the purposes for which intended and in good operating condition and repair consistent with normal industry standards, except for reasonable and ordinary wear and tear.

               5.20 Permits - The Companies have all material Permits necessary to construct, own, operate, use and/or maintain their assets and the Business in all locations where the Companies conduct such Business, all of which are listed on the Disclosure Schedule. Such Permits are valid and subsisting and all fees required to be paid thereon have been paid. No proceeding is pending or threatened to modify, suspend, revoke, withdraw, terminate or otherwise limit any Permit which could adversely affect the ability of the Companies to own, operate, use or conduct the Business as currently operated.

               5.21 Intangible Rights - Listed on the Disclosure Schedule is all of the Intangible Rights owned or used by the Companies and them in the Business. The Companies are the legal and equitable owners or have the right to use all of the Intangible Rights listed on the Disclosure Schedule. The conduct of the Business does not infringe or conflict with, and has not in the past infringed or conflicted with, and the Companies are not in receipt of any notice or complaint of conflict with or infringement of, the asserted rights of others in any Intangible Rights of others.

               5.22 Year 2000 Compliance. Each of the Acquired Assets transferred herein are Year 2000 compliant. As used herein, the term "Year 2000 compliance" includes the ability to perform any of the following functions: (a) to consistently handle date information before, at or after January 1, 2000, including accepting date input, provide date output and performing calculations on dates or portions of dates; (b) to function accurately without interruption (or disruption of software or systems) before, at or after January 1, 2000, without any change in operations associated with the advent of a new century;
(c) to respond to two-digit date input in a way that resolves any ambiguity as to century; and (d) to store and provide output of date information in ways that are unambiguous as to the century.

               5.23 Unregistered Securities - The Companies (i) understand that the Imperial Common Stock which they will receive have not been, and will not be registered under the Securities Act of 1933, as amended (the "Act") or under any state securities laws and is being offered and sold in reliance upon federal and state exemptions for transactions not involving a public offering; (ii) the Companies do not, and will not, have any right to require Imperial to register the Imperial Common Stock, either pursuant to or under the Act or any state securities laws; (iii) are acquiring the Imperial Common Stock solely for their own account for investment purposes and not with a view to the distribution thereof; (iv) have received certain information concerning Imperial, including without limitation Imperial's Annual Report on Form 10-K for the fiscal year ended December 31, 1999; (v) have had the opportunity to obtain additional information as desired to evaluate the risks and merits inherent in owning and holding the Imperial Common Stock; (vi) have sufficient knowledge and experience in financial business matters that they are capable of evaluating the merits and risks of an investment in Imperial, and (vii) understand that the certificates representing the Imperial Common Stock will be stamped or otherwise imprinted with a legend in substantially the following form:

               THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT") OR THE SECURITIES LAWS OF ANY OTHER JURISDICTION, AND MAY NOT BE SOLD, TRANSFERRED, HYPOTHECATED OR OTHERWISE DISPOSED OF IN ANY MANNER UNLESS THEY ARE REGISTERED UNDER THE ACT

               AND THE SECURITIES LAWS OF ANY APPLICABLE JURISDICTION, OR UNLESS PURSUANT TO AN EXEMPTION THEREFROM.

               5.24 Litigation - There are no actions, suits, proceedings or investigations, either administrative or judicial (whether or not on behalf of the Companies) pending or, threatened against or affecting the Companies, their properties or which involve the possibility of any judgment or liability not fully covered by insurance. The Companies are not in default with respect to any order, writ, injunction or decree of any court or Governmental Authority.

               5.25 Compliance with Laws - The Companies are, and have been, in compliance in all respects with any and all laws, regulations, ordinances, rules, orders or decrees applicable to the Companies, including, but not limited to all Environmental Laws and regulations. The Companies have not received or entered into any citation, complaints, consent order, compliance agreements or other similar enforcement order or received written notice from any Governmental Authority that would indicate that the Companies are not currently in compliance with all such laws, regulations, ordinances, rules, orders or decrees.

               5.26 Absence of Material Changes - Except as set forth in the Disclosure Schedule, from the date of the Financial Statements to the date hereof, the Companies have not:

                       (a) issued any capital stock or other corporate securities or granted any option to any person for the acquisition of any capital stock or other corporate securities;

                       (b) incurred any obligations or liabilities (absolute or contingent) except current liabilities incurred, and obligations under Contracts entered into, in the Ordinary Course of Business;

                       (c) discharged or satisfied any lien or encumbrance or paid any obligation or liability (absolute or contingent) other than obligations or liabilities discharged or satisfied in the Ordinary Course of Business;

                       (d) declared or made any payment or distribution to stockholders, or purchased or redeemed any shares of its capital stock;

                       (e) mortgaged, pledged, or subjected to any lien, charge, or other encumbrance, any of their assets, tangible or intangible, other than liens for taxes not yet due or which are being contested in good faith by appropriate proceedings;

                       (f) sold or transferred any of their tangible assets or canceled any debts or claims, except in each case in the Ordinary Course of Business;

                       (g) sold, assigned, or transferred any Intangible Rights;

                       (h) suffered any material operating or extraordinary loss or waived any right of substantial value;

                       (i) made any loan to, borrowed money from, or entered into any contract or understanding with, any Affiliate, employee, officer, or director of the Companies;

                       (j) made any payment or contracted for payment of any bonus, gratuity, or other compensation to employees, other than wages and salaries in effect as of the date of the Financial Statements, except wage and salary adjustments made in the Ordinary Course of Business for employees who are not officers or directors of the Companies;

                       (k) had any union or labor difficulties or work stoppage;

                       (l) entered into any transaction other than in the Ordinary Course of Business;

                       (m) entered into any leases of real or personal property;

                       (n) received any notice of termination of any contract, lease or other agreement; or

                       (o) entered into any Contracts for which the Companies expects to incur a loss from the provision of services.

               5.27 Tax Returns - The Companies have duly filed, or duly received extensions for the filing, of all Federal, state and local Tax returns (including but not limited to income, franchise, payroll, sales and use taxes), required to have been filed by them and have paid the Taxes shown to be due on any such returns filed and no waivers or extension of the statutory period of limitation within which assessments may be made have been granted with respect to any such Tax return. Federal income Tax returns of the Companies have never been examined by the Internal Revenue Service. The Companies are not party to any action or proceeding by any governmental authority for assessment or collection of Taxes nor have any claims for assessment and collection been asserted against the Companies. The reserves made for Taxes, governmental charges and duties on the Companies' balance sheets are sufficient in all material respects for the payment of all unpaid taxes, governmental charges and duties payable by the Companies, attributable to all periods on or before the date of the Companies' balance sheet and there is no basis or claim for any penalties or interest through the Closing Date. The Companies shall (i) make adequate provision on their books for all Taxes accruable and (ii) timely remit all withholding, 1099's, 1120's, employment, sales, ad valorem, personal property and estimated income taxes due and payable to date and which becomes due prior to, or on, the Closing Date. The Companies have made available copies of all the Companies' federal, state and local Tax returns.

               5.28 Accounts Receivable - The accounts receivable and other receivables shown on the Financial Statements or thereafter acquired prior to the Effective Date hereof, have been collected or are collectible in amounts not less in the aggregate than the net book amount thereof. All such accounts receivable arose from bona fide transactions in the Ordinary Course of Business and the goods and services involved have been sold, delivered and performed for the Companies' customers as covered by the account obligor. No further goods are required to be provided and no services are required to be rendered in order to complete the sales and to entitle the Companies to collect the account receivables. None of the accounts receivable are subject to set-off or counterclaim. Since the date of the Financial Statements, there has been no reduction in the accounts receivable and other receivables of the Companies. The Companies' accounts receivable as of the date herein are listed on the Disclosure Schedule.

               5.29 Compliance with Instruments - The consummation of the transaction contemplated by this Agreement will not result in a breach or violation of any of the terms, provisions or conditions of, or constitute a default under, or result in the creation of any lien, charge or encumbrance on any property or assets of the Companies pursuant to their respective Articles of Incorporation, all amendments thereto, By-Laws, any provision of law, judgment, decree, indenture, agreement or instrument to which the Companies are a party or by which they are bound.

               5.30 Bulk Sales - The transfer of the Acquired Assets as contemplated by this Agreement shall not require compliance with any statutory provisions relating to the transfer of goods in bulk under applicable bulk sales laws.

               5.31 Brokers' Commissions - The Companies have not entered into any agreement or understanding with any person, firm or entity or have become indirectly a party to any agreement for the payment or any commission, finders or brokerage fee in connection with this Agreement and the transaction contemplated hereof. The Companies and Shareholders hereby agree to indemnify and hold harmless the Buyer and Imperial from any claims for a commission, finder's or broker's fee.

               5.32 Books and Records - The books of account and other records of the Companies are materially complete and correct and in the aggregate present and reflect all of the transactions entered into by it or to which it is a party. The Companies have no knowledge of any condition whether pending or threatened which would have a material adverse effect upon the Business of the Companies or prevent such Business from being carried on in substantially the same manner in which it is presently carried on.

               5.33 Accuracy of Information - All information provided to Buyer by the Companies and Shareholders as an inducement to Buyer and Imperial to enter into this Agreement or in compliance with the provisions of this Agreement are accurate and complete and do not contain any untrue statement of a material fact or omit any material fact necessary to make the information provided not misleading. All information relating to the Companies or the Business which is known to, or would on reasonable inquiry be known to the Companies and which may be material to an intending purchaser for value, has been disclosed to Buyer and imperial.

               5.34 Environmental Matters - The Companies and the Leased Properties have been, and presently are, in compliance with all applicable Environmental Laws. The Companies and Shareholders have not, and have no knowledge of any other person who has, caused any Release, threatened Release, or disposal of any Hazardous Material at the Leased Properties; the Leased Properties are not adversely affected by any Release, threatened Release or disposal of a Hazardous Material originating or emanating from any other property, except where any such Release has been remediated in compliance with the Environmental Laws in all material respects. The Leased Properties do not contain any: (a) underground storage tank, (b) landfill or dump, (c) a hazardous waste management facility as defined pursuant to RCRA or any comparable state law, or (d) site on, or nominated for, the national priority list promulgated pursuant to CERCLA or any state remedial priority list promulgated or published pursuant to any comparable state law. The Companies have, with respect to the Business, no liability for response or corrective action, natural resource damage or other harm pursuant to CERCLA, RCRA, or any comparable federal or state law. The Companies are not subject to, have no notice or knowledge of, and are not required to give any notice of, any Environmental Claim involving the Business or the Leased Properties; there are no conditions or occurrences at the Leased Properties which could form the basis for an Environmental Claim against the Companies or any Leased Property. The Leased Properties are not subject to any, and the Companies and Shareholders have no knowledge of any imminent restriction on the ownership, occupancy, use or transferability of the Leased Properties in connection with any (a) Environmental Law, or (b) Release, threatened Release or disposal of a Hazardous Material. There are no conditions or circumstances at the Leased Properties which pose a substantial risk to the environmental or the health or safety of persons. The Companies have provided or otherwise made available to Buyer all material environmental records prepared during the three years prior to the Closing and required by the Environmental Laws concerning the Leased Properties which the Companies possesses or could reasonably have attained. The

Companies are in compliance with all orders, directives, notices, approvals, certificates, licenses and permits which have been issued to them and hold all approvals, certificates, licenses and permits or other consents which they are required to hold pursuant to any Environmental Law; correct and complete copies of all currently in effect orders, directives, notices, approvals, certificates, licenses, permits and consents have been delivered to Buyer. The Business and the Companies are in compliance with all applicable federal, state and local laws and regulations governing the public health and safety and employee health and safety (including all provisions of the Occupational Safety and Health Act) and no charge, complaint, action, suit, proceeding, hearing, investigation, claim, demand or notice has been filed or commenced against the Companies alleging any failure to comply with any such law or regulation.

        ARTICLE VI - REPRESENTATIONS AND WARRANTIES OF BUYER AND IMPERIAL
        -----------------------------------------------------------------

               Buyer and Imperial represent and warrant to the Companies and Shareholders that:

               6.1 Organization - Buyer is duly organized and validly existing as a corporation in good standing under the laws of the State of Florida and has full corporate power to carry on its business as now conducted and is entitled to own or lease its properties and to carry on its business as now conducted in the places where such properties are now leased, owned or operated or such business is now conducted.

               6.2 Organization - Imperial is duly organized and validly existing as a corporation in good standing under the laws of the State of Delaware and has full corporate power to carry on its business as now conducted and is entitled to own or lease its properties and to carry on its business as now conducted in the places where such properties are now leased, owned or operated or such business is now conducted.

               6.3 Authority - Buyer and Imperial have full power and authority to enter into this Agreement and the consummation of the transaction contemplated by this Agreement will not result in any breach of any of the terms, provisions, or conditions of, or constitute a default under, or result in the creation of, any lien, charge, or encumbrance of any property or assets of Buyer or Imperial pursuant to their respective Articles of Incorporation, By-Laws or any indenture, agreement, instrument, order, judgment, or decree to which they are a party or by which they are bound.

                   ARTICLE VII - OBLIGATIONS PRIOR TO CLOSING
                   ------------------------------------------

               7.1 Operation of Business - The Companies and Shareholders agree that, from the date hereof to the Closing Date, the Companies shall conduct their Business and affairs only in the Ordinary Course of Business.

               7.2 Access to Books and Records - From and after the date hereof, the Companies shall (a) afford to the officers, employees and representatives of Buyer and Imperial full and free access to theirs assets, personnel, properties, records and books of account at all reasonable times during business hours, (b) furnish to such officers, employees and representatives such other information as Buyer and imperial may reasonably request, and (c) authorize its accountants and auditors to permit Buyer's and Imperial's independent public accountants and representatives to examine all records pertaining to the Companies' Financial Statements and other books and records of the Companies. Buyer and Imperial agree to treat all such material as confidential and not make use of such materials except for the purposes expressed in this Agreement unless such use comes into the public domain.

               7.3 Negative Covenants - The Companies and Shareholders covenant that from and after the date hereof and through the Closing Date, without the prior written consent of Buyer and Imperial, the Companies will not:

                       (a) enter into any written or oral contract, agreement, or commitment of any type, relating to:

                                (i) contracts for the employment or compensation
of any officer, director, or individual employee;

                                (ii) contracts with any labor union;

                                (iii) continuing contracts for the future
purchase of inventory, materials, supplies, or equipment at a cost of $1,000 or more;

                                (iv) continuing contracts for future services;

                                (v) distribution or agency contracts, franchise
contracts, or advertising commitments;

                                (vi) pension, profit sharing, deferred
compensation retirement, stock option, stock purchase plans, group health insurance, or similar plans with respect to officers, directors, employees, or others;

                                (vii) leases under which any of the Companies is
a lessor or lessee;

                                (viii) underwriting agreements or agreements
with a broker or finder;

                                (ix) consulting agreements;

                                (x) contracts for the acquisition of a business
or substantially all of the property, assets or capital stock of a business;

                                (xi) any other contract, agreement, or
commitment involving $1,000 or more.

                       (b) declare or pay any dividend, or make any distribution of their properties or assets to their respective stockholders, or allow the issuance of any of their respective securities.

                       (c) discharge or satisfy any lien or encumbrance or pay any obligation or liability except in the Ordinary Course of Business;

                       (d) make any change in their respective Articles of Incorporation or By-Laws;

                       (e) issue any capital stock or other corporate securities or grant options, warrants or rights of any kind to purchase any of their respective capital stock or corporate securities;

                       (f) mortgage, pledge or subject to any lien, charge or other encumbrance any of their tangible or intangible assets;

                       (g) make any payment, or enter into any contract for payment of any bonus, gratuity or other compensation, or increase the rate or form of compensation payable to any agent or employee, except salary adjustments in the Ordinary Course of Business for employees who are not officers, directors or stockholders of the Companies;

                       (h) dispose of any of their properties or assets except in the Ordinary Course of Business;

                       (i) incur any indebtedness, except for operating expenses in the Ordinary Course of Business, nor allow any material adverse change to be made in their financial affairs, nor allow any tax or other liability to be extended by waiver of the statutes of limitation or otherwise;

                       (j) make any loan to, borrow any money from, or entered into any contract or understanding with, any officer, director or stockholder of the Companies; or

                       (k) enter into any other transaction, other than in the Ordinary Course of Business.

               7.4 Affirmative Covenants - The Companies and Shareholders covenant that from and after the date hereof and through the Closing Date, the Companies will:

                       (a) keep their properties and assets insured consistent with prior practices in respect thereto;

                       (b) perform in the Ordinary Course of Business all of their obligations under Contracts and documents relating to or affecting their assets, properties and the Business;

                       (c) materially preserve intact the Business, organization, and goodwill, to the end that the Buyer shall continue to operate the Acquired Assets as a going business as now constituted, after the consummation of the transaction contemplated hereunder.

               7.5 Consummation of Transactions - Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall use their best efforts to take, or cause to be taken, all such actions and to do, or cause to be done, all other things necessary to carry out its obligations hereunder and to consummate and make effective, as soon as reasonably practicable, the transactions contemplated by this Agreement, including satisfying the conditions to the obligations of the other parties and obtaining all waivers, permits, consents and approvals and effecting all registrations, filings and notices with or to third parties or governmental or public bodies or authorities which are necessary in connection with the transactions contemplated by this Agreement; provided that this Section 7.5 shall not require either party to waive any condition for its benefit or any performance hereunder by the other party or to make any payment to any third party, whether private or governmental, or to expend any funds or incur any economic burden in connection with obtaining the consent of any third party, whether private or governmental; and provided further that this Section 7.5 shall not require any party to take any action the result of which, in its reasonable judgment, would be to impose material limitations on its ability to consummate and retain the full benefits of the transactions contemplated hereby. The Companies and the Shareholders shall assist Buyer in securing assignments of any Contracts included in the Acquired Assets assigned hereunder.

               7.6 No Negotiations - Except in the furtherance of the transactions contemplated hereby, prior to the Closing Date, the Companies and the Shareholders, on their own behalf and on behalf of their officers, directors, shareholders and affiliates each agree that (a) neither of them nor any of their respective affiliates shall, and each of them shall direct and use its best efforts to cause its respective directors, officers, employees, representatives or agents (including, without limitation, any investment banker, attorney or accountant retained by it or any of its affiliates) not to, directly or indirectly, initiate, solicit or encourage any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its stockholders), with respect to any merger, acquisition, consolidation, share exchange, business combination or other transaction involving, or which would result in, (i) the acquisition of a majority of the outstanding ownership interest in the Companies, or (ii) the acquisition of a majority of the assets of the Companies (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal"), or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person or entity relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal; (b) they shall immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing, and it shall take the necessary steps to inform any such parties of the obligations undertaken in this
Section 7.6; and (c) they shall notify Buyer immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, them.

               7.7 Damage or Destruction of Assets - In the event that any loss or damage to, or destruction of, any of the Assets shall occur prior to the Closing, Buyer shall have the option of either (a) accepting any insurance proceeds, awards, or compensation in respect of such loss, damage or destruction and proceeding with the Closing, or (b) terminating this Agreement, in which case neither Buyer, Imperial nor the Companies or Shareholders shall have any further obligations or rights hereunder.

               7.8 Companies Employees - Prior to the Closing, Buyer shall advise the Companies of those employees of the Companies that Buyer intends to hire following the Closing (the "Designated Employees"). The Companies and the Shareholders agree to use their best efforts to encourage the Designated Employees to accept employment with the Buyer. Any Designated Employee that accepts employment with the Buyer and is thereafter employed by the Buyer on the date immediately following the Closing Date shall be referred to as a "Transferred Employee" for purposes of this Agreement. No employee of the Companies shall be deemed a third party beneficiary of any portion of this Agreement. Any employee of the Companies who is on short or long term disability leave as of the Closing Date shall remain the sole responsibility of the Companies, unless and until such time as that employee commences and continues to work for Buyer. Concurrently with the Closing, the Companies shall terminate all Transferred Employees of the Business. The Companies shall provide notice, if any, required under the Workers Adjustment and Retraining Notification Act ("WARN") and any state law notice requirements. All claims of the employees arising out of their employment with the Companies before the Closing Date or termination thereof whether or not hired by Buyer shall be the sole liability of the Companies and the Companies and Shareholders will jointly and severally indemnify and hold the Buyer harmless from all claims or damages arising therefrom. The Companies will directly pay all terminated employees, including any employees thereafter hired by the Buyer for earned and unused vacation if applicable, in accordance with the Companies' prior practices.

               7.9 Real Property Leases - Buyer shall assume the real property leases described on the Disclosure Schedule, subject to the terms and conditions herein. The Real Property leases for the two locations in Gulfport, Mississippi and the location in Pascagoula, Mississippi shall only be assumed if such leases are amended to provide for five year terms from the Closing Date and contain two
(2) five year options to renew said lease on commercially reasonable terms at the then fair rental value of such properties. Such leases shall also contain an option in favor of the Buyer to purchase such Real Property at any time during the term (or extended terms) of the lease for the then fair market value of the Real Properties. The leases for the Real Property located in Hattiesburg, Mississippi shall be assumed in its current form.

               ARTICLE VIII - CONDITIONS PRECEDENT TO THE CLOSING
               --------------------------------------------------

               8.1 Conditions to Obligations of Buyer and Imperial- The obligations of Buyer and Imperial to consummate this Agreement shall be subject to, and be conditioned upon, each of the following conditions:

                       (a) Properties Intact - No properties or assets of the Companies shall have suffered any destruction or damage by fire, accident or other casualty or act of God not fully covered by insurance or affecting in a material and adverse way the conduct of the Business of the Companies.

                       (b) Representations and Warranties - The representations and warranties made by the Companies and Shareholders in Article V hereof shall be correct in all respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date; none of the covenants of the Companies and Shareholders contained in this Agreement shall have been breached in any respect as of the Closing Date; and all conditions precedent to the Buyer's and Imperial's performance shall have been performed.

                       (c) No Adverse Changes - That since the date of the Financial Statements there has been no adverse change in the condition of the Companies, financial or otherwise, from that set forth in the Financial Statements.

                       (d) Approvals and Consents - All consents, approvals, authorizations or orders of any individual, entity, court or Governmental Authority or administrative body, if any, shall have been obtained and in effect on the Closing Date, which are required for the consummation of the transaction be contemplated by this Agreement.

                       (e) Authorization of Agreement by the Companies - All actions of the Companies' Board of Directors and their shareholders, necessary to authorize the execution, delivery and performance of this Agreement by the Companies shall have been duly and validly taken.

                       (f) No Litigation - No claim, proceeding, investigation, or litigation, either administrative or judicial, shall be threatened or be pending against the Buyer, Imperial, the Companies or Shareholders which, in the opinion of counsel for Buyer, presents a reasonable probability that the transaction contemplated by this Agreement would be enjoined or prevented or that the right of Buyer to continue the operations of the property, assets and Business of the Companies would be materially affected.

                       (g) Due Diligence - Buyer shall have completed its due diligence investigation and the results thereof shall not have revealed that any of the representations, warranties or covenants made by the Companies or Shareholders in this Agreement are untrue or incorrect in any material respect or otherwise be unsatisfactory to Buyer.

                       (h) No Change in Law - There shall have not been proposed or enacted (including without limitation, any threatened proposal or enactment of) any statute, rule, regulation, policy, guideline, or official interpretation, or any modification in or to any existing statute, rule, regulation, policy or guideline, which prohibits or delays or threatens to prohibit or delay, the performance of the transaction contemplated by this Agreement or which changes, or threatens to change, in an adverse manner, the Business, financial condition, revenues, income, liabilities (whether absolute, contingent or otherwise) reserves or prospects of the Companies from that reflected in the Financial Statements.

                       (i) No Liens - Buyer shall have received written evidence in form and substance satisfactory to it of the termination of any and all liens that encumber any of the assets or other properties of the Companies, other than liens for the Assumed Liabilities.

                       (j) No Violations of Law - At the Closing Date, there shall exist no violations of any Federal, state or local law, ordinance or regulation affecting the assets, properties or Business of the Companies.

                       (k) Performance by Shareholders and the Companies - All of the terms and conditions of this Agreement to be complied with and performed by the Companies and Shareholders on or before the Closing Date shall have been complied with and performed.

                       (l) Proceedings and Instruments Satisfactory - All proceedings, corporate or other to be taken in connection with the transaction contemplated by the Agreement and all documents incident thereto, including any Collateral Agreement, shall be satisfactory in form and substantive to Buyer and Buyer's counsel.

                       (m) Employment Agreement - Dennis A. Robertson shall have entered into an employment agreement with the Buyer as required in Section 4.2 herein.

               8.2 Conditions to Obligations of the Companies and Shareholders - The obligations of the Companies and the Shareholders to consummate this Agreement are subject to and shall be conditioned upon each of the following conditions:

                       (a) Representations and Warranties - The representations and warranties made by Buyer and Imperial herein shall be correct in all material respects on and as of the Closing Date with the same force and effect as though such representations had been made on and as of the Closing Date. The covenants of Buyer and Imperial contained herein shall not have been breached in any material respects as of the Closing Date, and Buyer and Imperial shall have delivered to the Companies and the Shareholders certificates to such effect signed by duly authorized officers of Buyer and Imperial.

                       (b) Performance by Buyer and Imperial - All of the terms, covenants and conditions of this Agreement to be complied with and performed by Buyer and Imperial on or before the Closing Date shall have been complied with and performed.

                       (c) Consents and Approvals - No consent, approval, authorization or order of any individual, entity, court or governmental agency or administrative body not obtained and in effect on the Closing Date shall be required for the consummation of the transaction contemplated by this Agreement.


                      ARTICLE IX - POST-CLOSING OBLIGATIONS

               9.1 Survival of the Closing - All covenants, agreements, representations, and warranties made hereunder and in any certificates delivered at the Closing pursuant hereto shall be deemed to have been relied upon by Buyer, Imperial, Shareholders and the Companies, and shall survive the Closing for the applicable statute of limitation period.

               9.2 Taxes - The Companies and the Shareholders shall be solely responsible for any and all Federal, state and local income, sales, use, transfer, documentary stamp, recording and other similar taxes arising from and with respect to the sale and purchase of the Acquired Assets and Assumed Liabilities.

               9.3 Further Assurances - Following the Closing, each of the Companies, Shareholders, Imperial and Buyer shall execute and deliver such documents, and take such other action as shall be reasonably requested by any other party hereto to carry out the transaction contemplated by this Agreement.

               9.4 Pay-Off of Retained Liabilities - Concurrently with the Closing, the Companies and the Shareholders shall pay or satisfy any Retained Liabilities immediately as and when such Retained Liabilities become due.

               9.5 Indemnification by the Companies and Shareholders - The Companies and the Shareholders, jointly and severally, agree to indemnify, reimburse and hold Buyer and Imperial harmless against and from:

                       (a) All Damages suffered, incurred, or sustained by Buyer or Imperial as a result of (i) the existence on or before the Closing Date of any liabilities, absolute or contingent, of the Companies which were not paid by the Companies; (ii) the untruth of any representation or the breach of any warranty made in this Agreement by the Companies and/or the Shareholders; (iii) the untruth of any certificate required under this Agreement to be delivered by the Shareholders or the Companies to Buyer or Imperial on the Closing Date; (iv) the breach of this Agreement by the Companies or Shareholders; (v) the failure to pay when due any Retained Liability; or (vi) the failure to comply with any appropriate bulk sales laws.

                       (b) If a claim for Damages (a "Claim") is to be made by Buyer or Imperial, Buyer or Imperial shall give written notice (a "Claim Notice") to the Shareholders and the Companies as soon as practicable after the Buyer or Imperial becomes aware of any fact, condition or event which may give rise to Damages for which indemnification may be sought under this Section 9.5. In the case of a Claim involving the assertion of a claim by a third party (whether pursuant to a lawsuit or other legal action or otherwise, a "Third-Party Claim"), (i) the Shareholders and the Companies shall be entitled, if they so elect, at their own cost, risk and expense, (A) to take control of the defense and investigation of such Third-Party Claim and (B) to pursue the defense thereof by appropriate actions or proceedings, including, without limitation, to employ and engage attorneys of their own choice reasonably acceptable to the Buyer and Imperial to handle and defend the same, and (ii) the Shareholders and the Companies shall be entitled (but not obligated), if it so elects, to compromise or settle such claim, which compromise or settlement shall be made only with the written consent of the Buyer and Imperial, such consent not to be unreasonably withheld. In the event the Shareholders and Companies elect to assume control of the defense and investigation of such lawsuit or other legal action in accordance with this Section 9.5, the Buyer and Imperial may, at their own cost and expense, participate in the investigation, trial and defense of such Third-Party Claim. If the Shareholders and the Companies fail to assume the defense of such Third-Party Claim in accordance with this Section 9.5 within fifteen (15) calendar days after receipt of the Claim Notice, the Buyer and Imperial shall (upon delivering notice to such effect to the Shareholders and the Companies) have the right to undertake, at the Shareholders' and the Companies' cost, risk and expense, the defense, compromise and settlement of such Third-Party Claim on behalf of and for the account of the Shareholders and the Companies; provided that such Third-Party Claim shall not be compromised or settled without the written consent of the Shareholders and the Companies, which consent shall not be unreasonably withheld. In the event the Shareholders and the Companies assume the defense of the claim, the Shareholders and the Companies shall keep the Buyer and Imperial reasonably informed of the progress of any such defense, compromise or settlement, and in the event the Buyer and Imperial assume the defense of the claim, the Buyer and Imperial shall keep the Shareholders and the Companies reasonably informed of the progress of any such defense, compromise or settlement. The Shareholders and the Companies shall be liable for any settlement of any Third-Party Claim effected pursuant to and in accordance with this Section 9.5 and for any final judgment (subject to any right of appeal), and the Shareholders and the Companies agree to indemnify and hold harmless Buyer and Imperial from and against any and all Damages by reason of such settlement or judgment.

                       (c) Upon the payment to Buyer or Imperial by the Companies and Shareholders of any amount which Buyer or Imperial is entitled to receive by way of indemnification under this Section 9.5, Buyer and Imperial shall forthwith assign to the Companies and Shareholders all of its right, title, and interest in any item for which indemnification shall so be made, including claims against third parties relating therewith.

                       (d) In the event that the Companies and Shareholders shall dispute the right of Buyer or Imperial to be indemnified under this
Section 9.5, or any item with respect to which Buyer or Imperial shall so request indemnification, or if the Companies and Shareholders shall dispute the amount which Buyer or Imperial shall be entitled to receive with respect to such item by way of indemnification, such dispute shall be submitted to arbitration in the City of Miami, in accordance with the rules then in effect of the American Arbitration Association.

                       (e) Buyer or Imperial shall have the right to set-off any amounts due it pursuant to a claim for indemnification against the Promissory Notes.

               9.6 Non-Competition Agreement. The Companies and Shareholders hereby agree as follows:

                       (a) The Companies and Shareholders will not, for a period of five (5) years from the Closing Date without the prior written consent of Buyer, be an, independent contractor, agent, director, stockholder or owner (except of not more than one percent (1%) of the securities of a publicly traded entity), partner, consultant, financial backer, creditor or be otherwise directly or indirectly connected with or participate in the management, operation or control of any business, firm, proprietorship, corporation, partnership, association, entity or venture engaged in a business similar to the Business within the States of Florida, Georgia, Alabama, Mississippi and Louisiana.

                       (b) The Companies and Shareholders covenant and agree that for a period of five (5) years from the Closing Date without the prior written consent of Buyer, they will not contact, call upon, solicit business from, sell or render services to any customer of the Buyer or the Companies with respect to the provision of any services or supplies similar to the Business or otherwise directly or indirectly aid or assist any other person, firm or entity to do any of the aforesaid acts, except on behalf of the Buyer or its subsidiaries or affiliates.

                       (c) The Companies and Shareholders covenant and agree that for a period of five (5) years from the Closing Date without the prior written consent of Buyer, they will not directly or indirectly as principal, agent, owner, partner, stockholder, officer, director, employee, independent contractor or consultant or in any individual or representative capacity for itself or on behalf of any business firm, corporation, partnership, association or proprietorship enter into any agreements with or solicit, or directly or indirectly cause others to solicit, the employment of any officer or other employee of the Buyer or any of its subsidiaries and affiliates for the purpose of causing said officer or employee to terminate employment with the Buyer or its subsidiaries and affiliates.

                       (d) The Companies and Shareholders agree that they shall not at any time disclose directly or indirectly to any person, firm or entity any confidential information about the Business or any information concerning their respective financial condition, customers, sources of patients and methods of obtaining business or any other methods generally of doing and operating the Business.

                       (e) It is recognized and acknowledged by the parties hereto that a breach, threatened breach, or violation by the Companies and/or Shareholders of any of the covenants and agreements contained in Section 9.6 may cause irreparable harm and Damage to the Buyer and the Business in a monetary amount which may be impossible to ascertain. The Companies and Shareholders agree that the Buyer and Imperial shall be entitled to an injunction from any court of competent jurisdiction enjoining or restraining any breach or violation of any or all of the covenants and agreements contained in this Section 9.6 without having to show irreparable harm and that such right to injunction shall be cumulative and in addition to whatever other rights or remedies the Buyer or Imperial may possess hereunder at law or in equity.

               9.7 Publicity - Neither the Companies or Shareholders shall issue or make, or cause to have made, any public release or announcement concerning this Agreement or the transaction contemplated hereby, without the advance written approval of the form and substance by Buyer.

               9.8 Access to Records - From and after the Closing Date, the Companies and Shareholders shall (i) permit Buyer, Imperial and their employees, agents, officers, accountants, legal counsel and other representatives to have access to the books, records, files, agreements and other information in the possession of the Companies and (ii) use its best efforts to permit Buyer, Imperial, their employees, agents, officers, accountants, legal counsel and other representatives to have access to the Companies's employees, officers, counsel, accountants and representatives; at all times as reasonably requested by Buyer or Imperial for the purpose of investigating or defending any claim made against the Assets or Business.

               9.9 Audited Financial Statements - The Companies shall deliver to the Buyer and Imperial, no later than July 15, 2000, consolidated balance sheets as of March 31, 2000 and consolidated statements of income, cash flow and stockholders' equity for the year ended March 31, 2000 and the notes to the financial statements thereto, audited by independent certified public accountants acceptable to the Buyer. All of the Companies' Financial Statements shall comply with the requirements of Regulation S-X as promulgated by the SEC and be acceptable for Imperial to file such audited Financial Statements with the U. S. Securities and Exchange Commission (the"SEC") on a Current Report on Form 8-K pursuant to the Securities Exchange Act of 1934, as amended, in connection with the consummation of the transaction contemplated hereby.


                            ARTICLE X - MISCELLANEOUS
                            -------------------------

               10.1 Costs and Expenses - Except as otherwise provided herein in this Agreement, if this Agreement is terminated in accordance with Section 4.4, each of the parties to this Agreement shall bear their own expenses incurred in connection with the negotiation, preparation, execution and closing of this Agreement and the transaction contemplated hereby, including but not limited to, transfer taxes, legal fees and accounting fees.

               10.2 Remedies - The right and remedies provided by this Agreement are cumulative, and the use of any one right or remedy by any party hereto shall not preclude or constitute a waiver of its right to use any and all other remedies. Such rights and remedies are given in addition to any other rights and remedies a party may have by law, statute or otherwise.

               10.3 Disclosure Schedule - The Disclosure Schedule shall in each instance, include the Schedules and the Exhibits referred to herein and therein. The Disclosure Schedule shall be deemed an integral part hereof and is incorporated herein by this reference.

               10.4 Attorneys' Fees - In the event of any litigation or arbitration arising out of this Agreement, the prevailing party shall be entitled to an award of its attorneys' fees and costs (including any fees and costs incurred in Appellate proceedings) against the losing party.

               10.5 Risk of Loss - Prior to the Closing, the risk of loss, damage to, or destruction of any assets of the Companies shall remain with the Companies and the Shareholders.

               10.6 Assignment - This Agreement shall not be assignable by any of the parties hereto except with the written consent of the other party.

               10.7 Amendment of Agreement This Agreement may not be amended except by written agreement executed by all of the parties hereto.

               10.8 Notices - Any notice or communication given pursuant hereto by either party to the other party shall be in writing and delivered or mailed by certified mail, return receipt requested, postage prepaid, as follows:

                      If to Buyer                     1259 N. W. 21st Street
                      and Imperial:                   Pompano Beach, Florida
                                                      Attention: Mr. Howard Ehler, Executive Vice President

                      Copy to:                        Wallace, Bauman, Legon, Fodiman & Shannon, P.A.
                                                      1200 Brickell Avenue, Suite 1720
                                                      Miami, Florida 33131
                                                      Attention:  Bryan W. Bauman, Esq.

                      If to the Companies and         A & R Supply of Mississippi, Inc.
                      Shareholders:                   A & R Supply of Hattiesburg, Inc.
                                                      17551 16th Street
                                                      Gulfport, Mississippi 39503
                                                      Attention: Mr. Dennis L. Robertson, Sr.

                      Copy to:                        ____________________________________________________
                                                      ____________________________________________________
                                                      ____________________________________________________
                                                      Attention:__________________________________________

or at such other address as hereafter shall be furnished in writing by any party hereto to the other parties.

             10.9 Entire Agreement - This Agreement, together with the Disclosure Schedule and Collateral Agreements, is the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written of the parties. No other agreement not specifically referred to herein, oral or otherwise, shall be deemed to exist or to bind any of the parties. No officer or employee of any party has any authority to make any representation or promise not contained in this Agreement and each of the parties agrees that it has not executed this agreement in reliance upon any such representation or promise.

             10.10 Waiver - Any forbearance, failure or delay by any of the parties hereto to exercise any right, power or remedy hereunder shall not be deemed a waiver of such right, power or remedy and any single or partial exercise of any such right, power or remedy hereunder shall not preclude the further exercise thereof and every right, power or remedy of either party shall continue in full force and effect unless waived specifically by an instrument in writing executed by such party.

             10.11 Governing Law - This Agreement shall be construed in accordance with the laws of the State of Florida.

             10.12 Jurisdiction and Venue. The parties acknowledge that a substantial portion of the negotiations, anticipated performance and execution of this Agreement occurred or shall occur in Miami-Dade County, Florida and that, therefore, each party irrevocably and unconditionally agree that: (a) any suit, action or legal proceeding arising out of or relating to this Agreement and the subject matter thereof shall be brought in the courts of record of the State of Florida in Miami-Dade County or the United States District Court Southern District of Florida; (b) consents to the jurisdiction of each such court in any suit, action or proceeding, and (c) waives any objection to the venue of any suit, action or proceeding in any such court.

             10.13 Counterparts - This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

             10.14 Captions - The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

             10.15 Successors and Assigns - All of the terms of this Agreement shall be binding upon and inure to the benefit of, and be enforceable by and against the parties and their respective successors and assigns.

             10.16 Interpretation - Handwritten provisions inserted in this Agreement, initialed in ink, shall control all typewritten provisions in conflict therewith. Buyer, Imperial, the Companies and Shareholders have participated jointly in the negotiation and drafting of the Agreement and each Collateral Agreement. No presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement or any collateral Agreement. This Agreement shall not be construed more strongly against or in favor of any party, regardless of who is responsible for its preparation.

             10.17 Severability - In the event any provision of this Agreement or the application of such provision to any part shall be held by a court of competent jurisdiction to be contrary to any rule of law or public policy, the remaining provisions of this Agreement shall remain in full force and effect.

             10.18 Rights of Third Parties - Except as may otherwise be specifically provided in this Agreement, nothing expressed or implied in this Agreement is intended, or shall be construed to confer upon or give any person, firm or corporation, other than the parties hereto and their respective shareholders, any rights or remedies under or by reason of this Agreement.

             IN WITNESS WHEREOF, the parties have executed this Asset Purchase Agreement as of the date set forth above.

                                  JUST-RITE SUPPLY, INC.,a Florida
                                  corporation



                                  By:____________________________________
                                                  HOWARD EHLER
                                            Executive Vice President


                                  IMPERIAL INDUSTRIES, INC., a Delaware
                                  corporation



                                  By: /S/HOWARD EHLER
                                     ------------------------------------
                                                 HOWARD EHLER
                                            Executive Vice President


                                  A & R SUPPLY OF MISSISSIPPI, INC., a
                                  Mississippi corporation



                                  By: /S/RONALD A. JOHNSON
                                      -----------------------------------
                                         RONALD A. JOHNSON, President



                                  A & R SUPPLY OF HATTIESBURG, INC., a
                                  Mississippi corporation


                                  By: /S/DENNIS L. ROBERTSON, SR.
                                      ------------------------------------
                                         DENNIS L. ROBERTSON, SR., President


                                  SHAREHOLDERS:


                                        /S/DENNIS L. ROBERTSON, SR.
                                  ----------------------------------------
                                           DENNIS L. ROBERTSON, SR.


                                        /S/RONALD A. JOHNSON
                                  ----------------------------------------
                                           RONALD A. JOHNSON


                                        /S/RICHARD WILLIAMSON
                                  ----------------------------------------
                                           RICHARD WILLIAMSON